UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 28, 2006

LITHIUM TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10446	13-3411148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5115 Campus Drive, Plymouth Meeting, PA	19462
(Address of Principal Executive Offices)	(Zip Code)

Our telephone number, including area code: (610) 940-6090

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

As described in Item 5.03 on this Current Report on Form 8-K, on November 28, 2006, Lithium Technology Corporation (the “Company”) filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series C Preferred Stock (the “Certificate of Designation”) designating 300,000 of the Company’s authorized preferred stock as Series C Preferred Stock.

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On November 28, 2006, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Series C Preferred Stock (the “Certificate of Designation”) designating 300,000 of the Company’s authorized preferred stock as Series C Preferred Stock. The Certificate of Designation was approved by the Company’s Board of Directors.

Each share of the Series C Preferred Stock is convertible at the option of the holder thereof into 2,500 shares of Company common stock at any time following the authorization and reservation of a sufficient number of shares of Company common stock by all requisite action, including action by the Company’s Board of Directors and by Company stockholders, to provide for the conversion of all outstanding shares of Series C Preferred Stock into shares of Company common stock.

Each share of the Series C Preferred Stock will automatically be converted into 2,500 shares of Company common stock 90 days following the authorization and reservation of a sufficient number of shares of Company common stock to provide for the conversion of all outstanding shares of Series C Preferred Stock into shares of Company common stock.

The shares of Series C Preferred Stock are entitled to vote together with the common stock on all matters submitted to a vote of the holders of the common stock. On all matters as to which shares of common stock or shares of Series C Preferred Stock are entitled to vote or consent, each share of Series C Preferred Stock is entitled to the number of votes (rounded up to the nearest whole number) that the common stock into which it is convertible would have if such Series C Preferred Stock had been so converted into common stock as of the record date established for determining holders entitled to vote, or if no such record date is established, as of the time of any vote on such matters. Each share of Series C Preferred Stock is entitled to the number of votes that 2,500 shares of common stock would have.

In addition to the voting rights provided above, as long as any shares of Series C Preferred Stock are outstanding, the affirmative vote or consent of the holders of two-thirds of the then-outstanding shares of Series C Preferred Stock, voting as a separate class, will be required in order for the Company to:

(i)	amend, alter or repeal, whether by merger, consolidation or otherwise, the terms of the Series C Preferred Stock or any other provision of Company Charter or Bylaws, in any way that adversely affects any of the powers, designations, preferences and relative, participating, optional and other special rights of the Series C Preferred Stock;

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(ii)	issue any shares of capital stock ranking prior or superior to, or on parity with, the Series C Preferred Stock; or

(iii)	subdivide or otherwise change shares of Series C Preferred Stock into a different number of shares whether in a merger, consolidation, combination, recapitalization, reorganization or otherwise.

The Series C Preferred Stock ranks on a parity with the common stock as to any dividends, distributions or upon liquidation, dissolution or winding up, in an amount per share equal to the amount per share that the shares of common stock into which such Series C Preferred Stock are convertible would have been entitled to receive if such Series C Preferred Stock had been so converted into common stock prior to such distribution.

The foregoing description of the terms of the Series C Preferred Stock is qualified in its entirety by the provisions of the Certificate of Designation filed as Exhibit 3.4 hereto.

Item 9.01 Financial Statements and Exhibits

Exhibits

3.4    Certificate of Designation of Series C Preferred Stock

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned hereunto duly authorized.

Date: December 4, 2006

LITHIUM TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ Amir Elbaz
Name:	Amir Elbaz
Title:	Chief Financial Officer

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